Exhibit 99.3

Internal Company FAQ

Feb. 22, 2022

Confidential and Internal

GENERAL

What was announced today?

Today we announced that after careful consideration, HMH has entered into a definitive merger agreement with certain affiliates of Veritas Capital, a leading private investment firm, to acquire HMH and bring the company private.

Why would we want to sell the company at this stage in our transformation?

Partnering with Veritas will provide us with enhanced flexibility and opportunities to invest in our business and better position us to achieve our long-term strategic objectives, in support of our mission: bringing learning to countless students and teachers—transforming lives, supporting communities, and making our society more open, just, and inclusive for all. We have achieved much success in our transformation to a learning technology company, and there is more work to be done—we are at an important inflection point and ready to embark upon the next phase of growth. Veritas Capital has experience partnering with technology and education companies successfully undergoing transformation and will help HMH accelerate our growth and continue building upon the momentum we are seeing across our business.

HMH is doing so well, why did we pursue a sale?

As one of the largest and fastest growing companies in the edtech market, we have seen growth and amazing achievement over the last year. Still, we believe that being owned by Veritas will allow us to move even faster and support more teachers and students by providing investment in our business in a way that we are sometimes unable to do as a publicly traded company, especially given the momentum we are seeing across our business.

Did we speak with a lot of companies about a sale of the business?

The decision to enter into an agreement with Veritas was the result of a deliberate and thorough strategic review process overseen by HMH’s Board of Directors. As part of that review, the Company held discussions with several potential strategic and financial bidders, including Veritas, through a formal process.

What happens next? Is the sale of the business final as of this announcement?

At this stage in the transaction process, we have entered into an agreement with Veritas Capital to purchase HMH. We anticipate the transaction will close in the second quarter of this year.

What happens from now until the closing of the sale?

HMH and Veritas will spend the next couple of weeks preparing documents that are required to be filed with the Securities and Exchange Commission and other governmental organizations. After these documents are filed, Veritas will launch an offer asking our shareholders to tender their shares in exchange for the per share purchase price we have negotiated. This offer period will be open for 20 business days and may be extended. Following the end of the offer period (including any extensions), and assuming shareholders holding more than 50% of the outstanding shares tender their shares, we will work with Veritas to finalize Veritas’ acquisition of HMH.

Is this a good decision for the future HMH?

Yes. This is an investment in the continued and ultimate long-term success of HMH. As a private company, we will have significant flexibility to continue to invest in, expand and enhance our digital first, connected strategy, for the benefit of our team, our customers, and our other stakeholders. None of this would have been possible without the support of every single HMH employee, and we are all grateful for your hard work and commitment.

Will the HMH brand be impacted by this deal?

Following the close of the deal, HMH will continue to be branded as HMH. Veritas shares our vision, and with their support, we will continue to invest in our digital first, connected strategy to support teachers and students.

What does this mean for employee day-to-day operations?

We will continue business-as-usual while we finalize the agreement. Once we are under Veritas’ ownership, we will continue to operate independently and there are no plans for changes to roles or responsibilities at this time. Jack will continue to lead HMH as CEO. Let’s stay focused on the work that matters most—supporting the teachers and students we serve.

Will there be any layoffs as a result of this?

This investment is about supporting our continued growth and transformation. There are no plans for any reduction in workforce at this time.

I see that Cambium Learning is also a Veritas portfolio company. Are there any plans to merge HMH with Cambium?

No. Veritas does not intend to combine HMH with Cambium.

HR & BENEFITS

Will merit increases and bonus payouts still take place as planned this spring?

Yes. If you are eligible for a merit increase your scheduled pay increase will not change. Similarly, if you are bonus-eligible, your scheduled bonus payment will not change.

Will I continue to receive my paycheck on the same pay cycle?

Yes. Your paycheck cycle will not change.

Will salaries and benefits be affected? Will my 401k or health care benefits change?

At this time, we do not anticipate any significant changes to pay or benefits.

Will dates of service be honored?

Yes, dates of service will be honored.

Will HMH’s Distribution Centers be included?

Yes, HMH’s Distribution Centers and all employees will be included in the agreement.

STOCK

What does it mean for HMH to go from being a public company to a private company?

As a result of this deal, after the closing of the transaction, Veritas will own all of our shares. Once the transaction is complete, we will be a privately-owned company. As a privately held company, we will have enhanced financial flexibility and be even better positioned to fully focus on our strategy. This is a beneficial next step for HMH’s business, employees and customers.

If I own HMH shares, including those acquired through our Employee Stock Purchase Program (ESPP), what happens to those?

Veritas and HMH will file tender offer documentation in connection with the proposed transaction with the US Securities and Exchange Commission and mail it to stockholders. If you own shares, please read the tender offer documentation when it becomes available because it will contain important information regarding the proposed transaction. You may obtain free copies of the tender offer documentation (when available) and other related documents filed by HMH with the SEC at www.sec.gov.

LEADERSHIP

Will Jack and the current management team stay on to lead the company? Do you expect any executive departures?

Jack and the executive team remain committed to the teachers and students we serve and executing our digital first, connected strategy. There are no changes to our executive team at this time.

Who is Veritas?

Veritas is a leading private investment firm with more than 30 years of experience helping companies grow and transform. All of the companies in their portfolio are mission-driven organizations that focus on leveraging technology to make a positive impact across vitally important areas like education, healthcare, and national security. Jack and other members of HMH’s leadership team spent a significant amount of time with Veritas and feel confident in this partnership.

Veritas believes in HMH, our strategy and our team, and will help us accelerate our growth and deepen our positive impact on teachers and students.

CUSTOMERS

Does this change how we support customers at all?

Absolutely not. HMH remains committed to supporting teachers and students and will remain focused on the great work we do every day.

What information can we share with our customers, partners and vendors regarding to the announcement made?

We should assure our customers, vendors and partners that this news has no impact on our strategic direction or our business priorities. We remain focused on providing connected solutions that engage learners, empower educators and improve student outcomes. If anything, we feel this announcement will enable us to better serve our customers.

What should I say if a member of the media contacts me about this transition?

Inquiries can be referred to HMH’s newsroom or directed to Bianca Olson, SVP of Corporate Affairs.

Important Information

The tender offer for the outstanding shares of HMH common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of HMH common stock. The solicitation and offer to buy shares of HMH common stock will only be made pursuant to the tender offer materials that Veritas intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Veritas will file a tender offer statement on Schedule TO with the SEC, and HMH will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. HMH’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to HMH’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting HMH’s Investor Relations either by telephone at 410-215-1405 or e-mail at Chris.Symanoskie@hmhco.com or on HMH’s website at www.hmhco.com.

Forward-Looking Statements

This communication includes forward-looking statements which reflect management’s current views and estimates regarding the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction, among other matters. The words “anticipate”, “assume”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “guidance”, “imply”, “intend”, “may”, “outlook”, “plan”, “potential”, “predict”, “project”, and similar terms and phrases are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. HMH cannot assure investors that future developments affecting HMH will be those that it has anticipated. Actual results may differ materially from these expectations due to, among other things: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for HMH will be made; (iv) uncertainty surrounding how many of HMH’s stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; and (ix) and other risks and uncertainties including those identified under the heading “Risk Factors” in HMH’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which are filed with the SEC and available at www.sec.gov, and other filings that HMH may make with the SEC in the future. If one or more of these risks or uncertainties materialize, or if any of HMH’s assumptions prove incorrect, actual results may vary in material respects from those projected or anticipated in these forward-looking statements.

Any forward-looking statement made by HMH in this communication speaks only as of the date hereof. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible for HMH to predict all of them. HMH does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.